November 18, 2004
Businesswire
1185 Avenue of the Americas, 3rd Floor
New York, NY  10036


FROM: William A. Smith, Jr.   ACCOUNT:   Graham Corporation
      Smith Law Office, P.C.             20 Florence Avenue
      7 State Street                     Batavia, NY  14020
      Pittsford, NY  14534               ATT:  Carole M. Anderson


Please distribute the following press release on your National wire.

Please send us by fax (585-343-1177) copies of Dow Jones, Reuters, and any other wire service reports of this release when you receive them.

QUOTE

FOR GRAHAM CORPORATION

Company Contact:  J. Ronald Hansen.
Batavia, New York  14020 - Phone (585) 343-2216

PRESS RELEASE
FOR IMMEDIATE RELEASE:
November 18, 2004


                   GRAHAM CORPORATION ANNOUNCES RESULTS
            FOR SECOND QUARTER OF FISCAL YEAR ENDING MARCH 2005

            (Dollar amounts in thousands except per share data)

     Batavia, N.Y. (November 18, 2004) -- Graham Corporation (GHM:ASE) announced today results for the second quarter of its current fiscal year. Sales for the quarter ended September 30, 2004 were $10,927, compared to $12,554 for the same quarter the previous year. Net income, which included a pre-tax gain of $1,592 from settlement of a lawsuit, was $381 or $.22 per diluted share, compared to $209 or $.13 per diluted share for the same quarter of the prior year.

     Sales  for the first six months of the fiscal year (April -  September
2004) were $20,843, compared to sales of $21,124 for the first six months of the previous fiscal year. Net loss for the six months was $596, compared to $496 net loss for the first six months of the previous fiscal year, which included a pre-tax gain of $522 for curtailment of a benefit plan for post-retirement medical coverage. Diluted loss per share for the first six months was $.36 versus $.30 loss per diluted share for the same period the previous year.

     Orders for the second quarter ended September 30, 2004 were $10,355 compared to $7,854 for the quarter ended September 30, 2003.

     Consolidated  backlog on September 30, 2004 was $21,225.   Backlog  at
September 30, 2003 stood at $15,707.

     Al Cadena, Graham's President and Chief Executive Officer said, "The market is showing signs of recovery. During the past six months inquiry levels have increased by 10% as compared to the same period a year ago.

New  project  start-ups are significantly higher than last  year.   We  are
seeing strong activity in the petroleum refining market as well as in petrochemicals and increased activity in the geothermal market."

     "Margins on product sales are increasing and it is clear that the last half of Graham's current fiscal year will see increased shipments. We are forecasting a profitable second half for the current fiscal year."

     Graham designs and builds vacuum and heat transfer equipment for process industries throughout the world. It is a worldwide leader in vacuum technology. The principal markets for Graham's equipment are the chemical, petrochemical, petroleum refining and electric power generating industries, including cogeneration and geothermal plants. Other markets served include metal refining, pulp and paper, shipbuilding, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning. Graham's ejectors, liquid ring and dry vacuum pumps, condensers, heat exchangers and other products, sold either as components or as complete systems, are used by its customers to produce synthetic fibers, chemicals, petroleum products (including gasoline), electric power, processed food (including canned, frozen and dairy products), pharmaceutical products, paper, steel, fertilizers and numerous other products used every day by people throughout the world.

     This  press  release  contains forward-looking statements  within  the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect,
actual   results  may  vary  in  material  aspects  from  those   currently
anticipated.

                                GRAHAM CORPORATION



                 SUMMARY OF CONSOLIDATED SALES AND EARNINGS (UNAUDITED)
                       (In thousands except per share data)

                           Three Months Ended          Six Months Ended
                        Sept. 30,     Sept. 30,    Sept. 30,     Sept. 30,
                          2004          2003         2004          2003
                        ---------     ---------    ---------     ---------
Net Sales               $10,927       $12,554      $20,843       $21,124
Costs and Expenses       11,926        12,254       23,356        22,336
Other Income             (1,592)                    (1,592)         (522)
                        -------       -------      -------       -------
Income (Loss) Before
 Income Taxes               593           300         (921)         (690)
Provision (Benefit) for
 Income Taxes               212            91         (325)         (194)
                        -------       -------      -------       -------
Net Income (Loss)       $   381       $   209      $  (596)      $  (496)
                        =======       =======      =======       =======

Per Share Data
  Net Income (Loss) -
     Basic                $0.23         $0.13       $(0.36)       $(0.30)
                          =====         =====       ======        ======
     Diluted              $0.22         $0.13       $(0.36)       $(0.30)
                          =====         =====       ======        ======

                CONDENSED CONSOLIDATED BALANCE SHEET  (in thousands)

                                                    (UNAUDITED)
                                                      Sept. 30,   March 31,
                                                        2004        2004
                                                      ---------   ---------
ASSETS
  Cash and cash equivalents                             $   611     $   467
  Investments                                             3,098       5,296
  Accounts Receivable                                     6,681       8,950
  Inventories                                             8,147       6,984
  Prepaid Expenses and Other Current Assets               3,004       2,710
                                                        -------     -------
    Total Current Assets                                 21,541      24,407
  Property, Plant & Equipment - Net                       8,808       9,227
  Other Assets                                            2,309       2,106
                                                        -------     -------
    Total                                               $32,658     $35,740
                                                        =======     =======

LIABILITIES & SHAREHOLDERS' EQUITY
  Short-Term Debt & Current Portion of Long-Term Debt   $ 2,158     $ 1,969
  Accounts Payable                                        3,124       3,230
  Other Current Liabilities                               5,016       7,556
                                                        -------     -------
    Total Current Liabilities                            10,298      12,755
  Long-Term Debt                                             70          93
  Deferred Liabilities                                    4,929       4,790
  Shareholders' Equity                                   17,361      18,102
                                                        -------     -------
    Total                                               $32,658     $35,740
                                                        =======     =======

END QUOTE